   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 2000


                                                      REGISTRATION NO. 333-85283
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST EFFECTIVE AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         J.P. MORGAN & CO. INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DELAWARE                                                    13-2625764
              (STATE OR OTHER JURISDICTION OF                                      (I.R.S. EMPLOYER
               INCORPORATION OR ORGANIZATION)                                    IDENTIFICATION NO.)

                                                                                  RACHEL F. ROBBINS
                                                                            GENERAL COUNSEL AND SECRETARY
                                                                            J.P. MORGAN & CO. INCORPORATED
       60 WALL STREET, NEW YORK, NEW YORK 10260-0060                60 WALL STREET, NEW YORK, NEW YORK 10260-0060
                       (212) 483-2323                                               (212) 648-3535
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                         INCLUDING                                    INCLUDING AREA CODE, OF AGENT FOR SERVICE)
  AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------


                                   Copies to:


                             GENE A. CAPELLO, ESQ.
                  VICE PRESIDENT AND ASSISTANT GENERAL COUNSEL
                         J.P. MORGAN & CO. INCORPORATED
                                 60 WALL STREET
                         NEW YORK, NEW YORK 10260-0060
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                   AMOUNT            PROPOSED MAXIMUM       PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                    TO BE              OFFERING PRICE       AGGREGATE OFFERING       AMOUNT OF
      SECURITIES TO BE REGISTERED                REGISTERED              PER UNIT                PRICE           REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities, Warrants to Purchase
  Debt Securities, Series Preferred
  Stock, Depositary Shares, Series
  Preferred Stock and Depositary Share
  Warrants, Universal Warrants and
  Common Stock..........................  $6,000,000,000(1)(3)(5)         100%(2)         $6,000,000,000(2)(3)    $1,668,000(5)
---------------------------------------------------------------------------------------------------------------------------------
Depositary Shares.......................            (4)                    None                   None                 None
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


(1) Or, if any securities are issued at original issue discount, such greater amount as shall result in an initial aggregate offering price of $6,000,000,000 to the Issuer. There are being registered hereunder such indeterminate number of shares of Series Preferred Stock, as may from time to time (including shares of Series Preferred Stock which may be issued upon exercise of Preferred Stock Warrants) be issued at indeterminate prices, but with an aggregate initial offering price not to exceed $6,000,000,000.
(2) Estimated pursuant to Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.
(3) In U.S. dollars or equivalent thereof in foreign denominated coin or currency or currency units.
(4) There are also being registered hereunder such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts to be issued pursuant to a Deposit Agreement. In the event the Issuer elects to offer to the public fractional interests in shares of the Series Preferred Stock registered hereunder, Depositary Receipts will be distributed to these persons purchasing such fractional interests and the shares of the Series Preferred Stock will be issued to the Depositary under the Deposit Agreement.

(5) Pursuant to Rule 429 under the Securities Act of 1933, as amended, these securities are being registered in addition to total remaining securities of $309,491,123 being carried forward from Registration Statement No. 333-51961 (a filing fee of $91,300 was previously paid and applies to the securities carried forward). This registration statement constitutes a post-effective amendment to such prior Registration Statement.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

J.P. MORGAN & CO. INCORPORATED
60 WALL STREET
NEW YORK, NY 10260-0060
(1-212) 483-2323


                                DEBT SECURITIES
                             SERIES PREFERRED STOCK
                               DEPOSITARY SHARES
                        WARRANTS TO PURCHASE SECURITIES
                               UNIVERSAL WARRANTS
                                  COMMON STOCK


   We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

  These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other federal agency.

   THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS
ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   This prospectus is dated October   , 2000.

                             ABOUT THIS PROSPECTUS



     THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT THAT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") UTILIZING A "SHELF" REGISTRATION PROCESS. UNDER THIS SHELF PROCESS, WE MAY, FROM TIME TO TIME OVER APPROXIMATELY THE NEXT TWO YEARS, SELL ANY COMBINATION OF THE SECURITIES DESCRIBED IN THE PROSPECTUS IN ONE OR MORE OFFERINGS UP TO A TOTAL DOLLAR AMOUNT OF $6,309,491,123 OR THE EQUIVALENT OF THIS AMOUNT IN FOREIGN CURRENCIES OR FOREIGN CURRENCY UNITS.


     THIS PROSPECTUS PROVIDES YOU WITH A GENERAL DESCRIPTION OF THE SECURITIES WE MAY OFFER. EACH TIME WE SELL SECURITIES, WE WILL PROVIDE A PROSPECTUS SUPPLEMENT THAT WILL CONTAIN SPECIFIC INFORMATION ABOUT THE TERMS OF THE OFFERING. THE PROSPECTUS SUPPLEMENT MAY ALSO ADD, UPDATE OR CHANGE INFORMATION CONTAINED IN THIS PROSPECTUS. YOU SHOULD READ BOTH THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT TOGETHER WITH ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION ABOUT J.P. MORGAN & CO. INCORPORATED" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

     YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS AND IN ANY PROSPECTUS SUPPLEMENT INCLUDING THE INFORMATION INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT OFFERING THE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THE PROSPECTUS, ANY SUPPLEMENT TO THIS PROSPECTUS, OR ANY INCORPORATED DOCUMENT IS ACCURATE AT ANY DATE OTHER THAN THE DATE INDICATED ON THE COVER PAGE OF THAT DOCUMENT.

                      WHERE YOU CAN FIND MORE INFORMATION
                      ABOUT J.P. MORGAN & CO. INCORPORATED

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained from the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other materials that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at http:/www.sec.gov. You can find information we have filed with the SEC by reference to file number 1-5885. In addition, you may inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by directing you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC after the date of this prospectus will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:


     (a) our Annual Report on Form 10-K for the year ended December 31, 1999;



     (b) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;



     (c) our Reports on Form 8-K dated January 18, 2000, March 9, 2000, March 13, 2000, March 30, 2000, April 6, 2000, April 24, 2000, June 6, 2000,
         July 11, 2000, July 13, 2000, September 13, 2000 and October 18, 2000;
         and



     (d) the description of our common stock contained in a registration statement filed under the Securities Exchange Act of 1934, including any amendments and reports filed for the purpose of updating that description.


You may request, at no cost to you, a copy of these documents (other than exhibits to such documents) by writing or telephoning us at: Office of the Secretary, J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, New York 10260-0060 (Telephone: (212) 648-3380).

                         J.P. MORGAN & CO. INCORPORATED

J.P. Morgan & Co. Incorporated ("J.P. Morgan", "Morgan", "the Company", "we", or "us"), whose origins date to a merchant banking firm founded in London in 1838, is the holding company for subsidiaries engaged globally in providing a wide range of financial services to corporations, governments, financial institutions, institutional investors, professional firms, privately held companies, nonprofit organizations, and financially sophisticated individuals.

Merger Announcement

On September 13, 2000, The Chase Manhattan Corporation ("Chase") and J.P. Morgan announced that they have agreed to merge. The merged firm will be named J.P. Morgan Chase & Co. The transaction is expected to be accounted for as a pooling of interests and to be tax-free to J.P. Morgan and Chase stockholders. The deal is expected to close by the end of the first quarter of 2001 and is subject to approval by shareholders of both companies, as well as by U.S. Federal and state and foreign regulatory authorities.


Our activities are summarized in eight segments as follows:

ASSET MANAGEMENT SERVICES

Asset Management Services delivers investment management expertise and advice across all asset classes and global markets to private and public sector institutional investors. High net worth individuals receive advice integrated across the full array of wealth management services.

INVESTMENT BANKING

Investment Banking includes corporate and institutional client relationship management, conducted by our global network of client bankers, as well as our advisory and equity underwriting activities. Bankers coordinate marketing and origination activities for the firm's full range of products. Advisory professionals analyze and implement strategic alternatives including mergers, acquisitions, privatizations, and changes in clients' capital structure. This segment's results also include a portion of revenues from debt underwriting and from the origination of client derivative transactions, as well as a portion of equity research expenses.

EQUITIES

Our Equities activities comprise secondary market making, research, and equity derivatives services. We help clients execute their strategies in the public and private markets and structure derivative transactions to provide hedges or enhanced returns. As a market maker, we act as both principal and agent to facilitate clients' transactions in exchange-listed and over-the-counter securities. Equity research complements and supports these activities.

INTEREST RATE AND CURRENCY MARKETS

Interest Rate and Foreign Exchange activities comprise market making, risk management, sales, and research across developed countries globally, as well as in Eastern Europe, Africa, and emerging Asia. We act as a dealer and market maker in G-10 and emerging market government bonds and underwrite and make markets in municipal bonds. We provide swap and other interest rate derivative products and futures and options brokerage services to assist our clients in managing their exposures to interest rates and currencies. Foreign exchange activities include spot contracts, short-term interest rate instruments, currency derivatives, and precious metals.

CREDIT MARKETS

Credit Markets activities include underwriting, market making, and research related to investment-grade, high-yield, and emerging market debt securities, as well as global loan syndications, structured finance, and credit derivatives. They also include our role as a dealer and market maker in the government securities, currencies, and derivatives of emerging countries in Latin America. In addition, Credit Markets manages substantially all of the firm's credit risk associated with 1) traditional credit products and 2) derivative counterparties. Traditional credit products, which include loans and lending commitments are recorded on an accrual basis with interest and credit-related fees recorded as earned. The segment's revenues include, through provisions for credit losses, the estimated losses on these products as calculated when we determine the appropriate allowances for credit losses. For derivatives, this segment captures the pricing adjustment related to credit risk needed to record the firm's derivatives trading portfolio at fair value. Accordingly, revenues include fluctuations in the value of positions related to changes in the credit quality of derivative counterparties and other market factors affecting the amount of credit exposure.

EQUITY INVESTMENTS

Equity Investments invests the firm's, employees', and third-party capital in private equity investments worldwide, seeking significant capital appreciation. We leverage J.P. Morgan's global network and client relationships to generate investment opportunities. We provide growth capital for new and existing companies, making investments that allow companies to expand operations, access new business opportunities, or transform capital structures. On average, we hold investments for three to five years and typically exit through a public offering of securities or a sale of the company.

PROPRIETARY POSITIONING

In Proprietary Positioning we actively manage market risk positions for J.P. Morgan's own account across a broad range of markets and products. We also manage the firm's capital and liquidity profiles, ensuring that we have access to funding under all market conditions to support the firm's business activities.

CORPORATE

Corporate includes three principal categories: 1) Corporate research and development initiatives that involve strategic investments in new client segments or services, but are managed separately from existing business lines;
2) other corporate items that are recurring but unallocated to the business segments, including but not limited to: the capital cost related to a) the surplus or shortfall of available capital over economic capital requirements, b) the diversification benefit included in the firm's consolidated economic capital requirement, and c) Corporate assets and investments not allocated to business segments; revenue items such as the results of hedging anticipated net foreign currency revenues and expenses across all business segments; corporate-owned life insurance; certain equity earnings in affiliates; and consolidation and management reporting offsets to certain revenues and expenses recorded in the business segments; and 3) Nonrecurring items, which include gains on sales of businesses, revenues and expenses associated with businesses that have been sold or are in the process of being discontinued, and other one-time items.


REGULATION


J.P. Morgan is subject to regulation under state and federal law, including the Bank Holding Company Act of 1956 (the Act). The Act prohibits us from engaging in activities not closely related to banking and limits the amount of securities we may acquire of a company engaging in non-banking activities. The Act was amended by the Gramm-Leach-Bliley Act, and beginning on March 11, 2000, allows financial holding companies (a defined term) to engage in activities that are "financial in nature", and to own, to a greater extent than previously permitted, securities of companies engaged in non-banking activities. Under the Act, J.P. Morgan elected and was approved as a financial holding company effective March 13, 2000. The Gramm-Leach-Bliley Act also repeals prohibitions which restricted gross revenues from bank ineligible underwriting and dealing activities of J.P. Morgan Securities Inc. to a maximum of 25% of total gross revenues.

J.P. Morgan, our subsidiaries, and certain foreign branches of our bank subsidiary, Morgan Guaranty Trust Company of New York, are required to meet the capital adequacy rules of several U.S. and non-U.S. regulators.

AMONG OTHER WHOLLY OWNED SUBSIDIARIES

JPMSI is a broker-dealer registered with and subject to regulation by the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, the New York Stock Exchange, and other exchanges.

J.P. Morgan Futures Inc. is subject to regulation by the Commodity Futures Trading Commission, the National Futures Association, and the commodity exchanges and clearinghouses of which it is a member.

J.P. Morgan Investment Management Inc. is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

J.P. Morgan subsidiaries conducting business in other countries are also subject to regulations and restrictions imposed by those jurisdictions, including capital requirements. As used in this prospectus, unless the context otherwise requires, the terms "J.P. Morgan", "Morgan", "the Company", "we", or "us" refer to J.P. Morgan & Co. Incorporated and its consolidated and unconsolidated subsidiaries.

                              CONSOLIDATED RATIOS

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


                                               NINE MONTHS                YEAR ENDED
                                                  ENDED                  DECEMBER 31,
                                              SEPTEMBER 30,          --------------------
                                                  2000        1999    1998    1997   1996   1995
                                              -------------   ----   ------   ----   ----   ----
Excluding Interest on Deposits..............      1.35        1.42   1.16(a)  1.27   1.35   1.35
Including Interest on Deposits..............      1.29        1.32   1.12(a)  1.20   1.26   1.24


-------------------------


(a) For twelve months ended December 31, 1998, the ratio of earnings to fixed charges, excluding the fourth quarter 1998 after tax charge of $86 million ($143 million before tax) related to cost reduction programs; excluding the third quarter 1998 after tax gain of $34 million ($56 million before tax) related to the sale of the firm's investment management business in Australia; excluding the second quarter 1998 after tax gain of $79 million ($131 million before tax) related to the sale of the firm's global trust and agency service business; and excluding the first quarter 1998 after tax charge of $129 million ($215 million before tax) related to restructuring of business activities, was 1.17 excluding interest on deposits and 1.13 including interest on deposits.


  CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS


                                       NINE MONTHS                   YEAR ENDED
                                          ENDED                     DECEMBER 31,
                                      SEPTEMBER 30,            -----------------------
                                          2000         1999     1998      1997    1996    1995
                                      -------------    ----    -------    ----    ----    ----
Excluding Interest on Deposits......      1.35         1.42    1.16(a)    1.26    1.34    1.34
Including Interest on Deposits......      1.29         1.32    1.12(a)    1.20    1.25    1.23


-------------------------


(a) For twelve months ended December 31, 1998, the ratio of earnings to combined fixed charges and preferred stock dividends, excluding the fourth quarter 1998 after tax charge of $86 million ($143 million before tax) related to cost reduction programs; excluding the third quarter 1998 after tax gain of $34 million ($56 million before tax) related to the sale of the firm's investment management business in Australia; excluding the second quarter 1998 after tax gain of $79 million ($131 million before tax) related to the sale of the firm's global trust and agency service business; and excluding the first quarter 1998 after tax charge of $129 million ($215 million before tax) related to restructuring of business activities, was 1.17 excluding interest on deposits and 1.13 including interest on deposits.

                                USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include repayment of debt, investments in or extensions of credit to our subsidiaries, or redemption or repurchases of our stock. We may temporarily invest the net proceeds or use them to repay short-term debt until they are used for their stated purpose.

                   DESCRIPTION OF J.P. MORGAN DEBT SECURITIES

GENERAL

The following description of the terms of the Debt Securities contains certain general terms that may apply to the Debt Securities. The specific terms of any Debt Securities will be described in the prospectus supplement relating to those Debt Securities.

The Debt Securities will be either our senior debt securities (the "Senior Securities") or our subordinated debt securities (the "Subordinated Securities"). The Senior Securities will be issued under an Indenture dated as of August 15, 1982 and related supplemental indentures, including the First Supplemental Indenture dated as of May 5, 1986, the Second Supplemental Indenture dated as of February 27, 1996, and the Third Supplemental Indenture dated as of January 30, 1997 (together these indentures are referred to as the "Senior Indenture"), between J.P. Morgan and U.S. Bank Trust National Association ("U.S. Bank Trust"), successor to Chemical Bank, as Trustee. The Subordinated Securities will be issued under an Indenture dated as of March 1, 1993, and any related supplemental indentures (together these indentures are referred to as the "Subordinated Indenture"), between J.P. Morgan and U.S. Bank Trust, successor to Citibank, N.A., as Trustee. The Senior Indenture and the Subordinated Indenture are sometimes together referred to as the "Indentures".

The following summary of certain provisions of the Indentures is not complete. You should refer to the Indentures, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part. Section references below are to the sections or articles of the applicable Indenture. Capitalized terms have the meanings assigned to them in the applicable Indenture. Wherever we refer to particular provisions of the Indentures, such provisions are included within this prospectus and are part of the statements made and such statements are wholly qualified by such reference.

Neither Indenture limits the amount of Debt Securities that we may issue. Each Indenture provides that Debt Securities may be issued up to the principal amount authorized by us from time to time. The Senior Securities will have the same rank in liquidation as all of our other unsecured unsubordinated debt. Payments of principal and interest on Subordinated Securities may only be made when we are current on all payment obligations on our Senior Indebtedness. In addition, under certain circumstances relating to our insolvency or a similar event, the Subordinated Securities will be entitled to payment only after the payment of claims relating to Derivative Obligations.

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of holders of the Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a shareholder in any distribution of assets of any subsidiary (and thus the ability of holders of the Debt Securities to benefit as creditors of the Company from such distribution) is junior to creditors of that subsidiary. Claims of creditors of our subsidiaries include:

- substantial amounts for long-term debt;

- deposit liabilities;

- federal funds purchased;

- securities sold under repurchase agreements; and

- short-term borrowings.

Other restrictions may exist which could prohibit our subsidiaries from paying dividends or supplying funds to us.

The Debt Securities may be issued in one or more separate series of Senior and/or Subordinated Securities. The prospectus supplement relating to the particular series of Debt Securities being offered will specify the particular amounts, prices, and terms of those Debt Securities. These terms may include:

- the title and type of Debt Securities;

- any limit on the aggregate principal amount and authorized denominations of the Debt Securities;

- the purchase price of the Debt Securities (expressed as a percentage of the principal amount thereof);

- the date or dates on which the principal of the Debt Securities will be payable;

- the interest rate or rates (including any interest rates applicable to overdue payments) on the Debt Securities, or the method for determining those rates;

- if other than U.S. dollars, the currency or currencies (including composite currencies or currency units) in which the Debt Securities may be purchased and in which payments on the Debt Securities will be made (which currencies may be different for principal, premium and interest payments);

- the dates on which any interest will be payable;

- the terms of any mandatory or optional redemption (including any sinking fund);

- any currencies, currency units, composite currencies, commodity prices, financial or non-financial indices, securities, baskets of securities, indices, baskets of indices, interest rates, swap rates, baskets of swap rates or factors, to which the principal, any premium, or interest of the Debt Securities will be indexed;

- any conversion or exchange provisions applicable to the Debt Securities;

- whether the Debt Securities will be issued in registered form without coupons, or in bearer form with coupons; and

- any other specific terms of the Debt Securities.

Payments on Debt Securities will generally be made at the office of U.S. Bank Trust; interest on Debt Securities in registered form may be made at our option by check mailed to the registered holders.

Some of the Debt Securities may be issued as original issue discount Debt Securities (the "Original Issue Discount Securities"). Original Issue Discount Securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement relating to an issue of Original Issue Discount Securities will contain information relating to Federal income tax, accounting, and other special considerations applicable to Original Issue Discount Securities.

The applicable Indenture, the Debt Securities, and the prospectus supplement tell you how and where you may exchange a Debt Security you own for Debt Securities of the same series but in smaller allowed denominations, exchange several Debt Securities of a single series you own into a single Debt Security with a larger denomination, or transfer a Debt Security you own to a new owner. Debt Securities in bearer form will normally be transferred by delivery. Although we do not charge a fee for transfers or exchanges of Debt Securities, we may require you to pay any tax or government-imposed charge on a transfer or exchange of Debt Securities. (Sections 2.8 of the Indentures.)

We will generally have no obligation to repurchase, redeem, or change the terms of Debt Securities upon any event (including a change in control) that might have an adverse effect on our credit quality.

SUBORDINATED DEBT SECURITIES

Subordination. The Subordinated Securities will be direct, unsecured general obligations of the Company. The Subordinated Securities will be subordinate in right of payment to all Senior Indebtedness and, in certain circumstances relating to our bankruptcy or insolvency, Derivative Obligations.

The Subordinated Securities will be subordinate in right of payment to all Senior Indebtedness. Under the Subordinated Indenture, we are not permitted to pay amounts due on Subordinated Securities and holders of Subordinated Securities are not entitled to demand or receive any such payment, if:

- we have not paid or duly provided for all amounts of principal, any premium, and interest then due to the holders of all Senior Indebtedness; or

- an event has occurred which permits, or after the giving notice or the lapse of time will permit, the holders of Senior Indebtedness to accelerate the maturity of the Senior Indebted-

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

  ness. (Section 10.2 of the Subordinated Indenture.)

Upon our dissolution, winding up, liquidation or reorganization:

- the holders of Senior Indebtedness will be paid the full amounts of principal, any premium, and any interest before any payment or distribution is made on the Subordinated Securities; and

- if, after such payments on the Senior Indebtedness have been made, there are amounts available for payment on the Subordinated Securities ("Excess Proceeds") and creditors in respect of Derivative Obligations have not received their full payments, then the Excess Proceeds will first be used to pay in full of all such Derivative Obligations before any payment will be made on the Subordinated Securities. (Sections 10.3 and 10.12 of the Subordinated Indenture.)

As a result, in the event of our dissolution, winding up, liquidation, or reorganization, holders of Senior Indebtedness and Derivative Obligations may receive more, ratably, and holders of the Subordinated Securities may receive less, ratably, than the other creditors of the Company. No series of our Subordinated Securities will be subordinated to any other series of our Subordinated Securities. However, because Excess Proceeds will first be used to pay Derivative Obligations before any payment will be made on the Subordinated Securities, upon our dissolution, winding up, liquidation, or reorganization, the holders of the Subordinated Securities may receive less, ratably, than holders of our Subordinated Indebtedness issued prior to March 1, 1993. Such subordination will not prevent the occurrence of any Event of Default in respect of the Subordinated Securities. The Subordinated Indenture does not limit the amount of Senior Indebtedness we may incur.

Senior Indebtedness means the principal of, any premium and interest on all indebtedness for money borrowed by us, whether outstanding on the date the Subordinated Indenture became effective or created, assumed or incurred after that date (including all indebtedness for money borrowed by another person that we guarantee). However, Senior Indebtedness does not include:

- Subordinated Securities issued under the Subordinated Indenture;

- Subordinated Indebtedness that was issued prior to March 1, 1993; and

- other debt of ours which is expressly stated to rank equal or junior to the Subordinated Securities in right of payment. (Section 1.1 of the Subordinated Indenture.)

Derivative Obligations means all indebtedness of the Company for claims in respect of derivative products, such as interest and foreign exchange rate contracts, commodity contracts, and similar arrangements. Derivative Obligations exclude Senior Indebtedness and obligations that are expressly stated not to have the same rank as or to be junior to the Subordinated Securities. (Section
1.1 of the Subordinated Indenture.)

Limited Right of Acceleration. There will be no right of acceleration of the payment of principal of the Subordinated Securities upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the Subordinated Securities or the Subordinated Indenture. In the event of a default in the payment of principal, any premium or interest, or in the performance of any covenant or agreement in the Subordinated Securities or the Subordinated Indenture, the Trustee may, subject to certain limitations and conditions, seek to enforce that payment or the performance of that covenant or agreement. (Sections 5.2 and 5.4 of the Subordinated Indenture.)

If a default due to certain events of bankruptcy or reorganization occurs and is continuing, either the Subordinated Trustee or the holders of at least 25% in principal amount of all Subordinated Securities then outstanding, voting as one class may declare the principal of all outstanding Subordinated Securities and any interest accrued thereon to be due and payable immediately. In the case of original issue discount Subordinated Securities, a specified portion of the principal amount may be accelerated. Subject to certain conditions the declaration may be annulled and past defaults, except for uncured payment defaults on the Subordinated Securities, may be waived by the holders of a majority in principal amount of the outstanding Subordinated Securities of all series. (Sections 5.1 and 5.10 of the Subordinated Indenture.)

SENIOR DEBT SECURITIES

Seniority. The Senior Securities will be our direct, unsecured general obligations. The Senior Securities will have the same rank in liquidation as all of our other unsecured and unsubordinated debt.

Right of Acceleration. If a default in the payment of principal, any premium or interest, or any sinking fund installment, with respect to one or more series of Senior Securities occurs and is continuing, either the Senior Trustee or the holders of at least 25% in principal amount of the Senior Securities of such series then outstanding, each series voting as a separate class, may declare the principal of all outstanding Senior Securities of such series and any interest accrued thereon, to be due and payable immediately. In the case of original issue discount Senior Securities, only a specified portion of the principal amount may be accelerated. If a default in the performance of any covenant or agreement with respect to one or more series of Senior Securities occurs and is continuing, either the Senior Trustee or the holders of at least 25% in principal amount of the Senior Securities of such series then outstanding, all affected series voting as a single class, may declare the principal of all outstanding Senior Securities of such series and any interest accrued thereon, to be due and payable immediately. In the case of original issue discount Senior Securities, only a specified portion of the principal amount may be accelerated. If a default due to certain events of bankruptcy or reorganization occurs and is continuing, either the Senior Trustee or the holders of at least 25% in principal amount of all Senior Securities then outstanding, voting as one class, may declare the principal of all outstanding Senior Securities of such series and any interest accrued thereon to be due and payable immediately. In the case of original issue discount Senior Securities, only a specified portion of the principal amount may be accelerated. Subject to certain conditions such declarations may be annulled and past defaults, except for uncured payment defaults on the Senior Securities, may be waived by the holders of a majority in principal amount of the outstanding Senior Securities of the series affected. (Sections 5.1 and 5.10 of the Senior Indenture.)

EVENTS OF DEFAULT, WAIVER, DEBT SECURITIES IN FOREIGN CURRENCIES

An Event of Default with respect to a series of Debt Securities is defined in the Indentures as:

- default for 30 days in the payment of interest on any Debt Securities of that series;

- default in payment of principal of or any premium on any Debt Securities of that series when due, at maturity, upon redemption, by declaration, or otherwise;

- default in the payment of any sinking fund installment on the Debt Securities of that series;

- failure by the Company for 90 days after notice to perform any other covenants or warranties contained in the Indenture applicable to that series; and

- certain events of bankruptcy or reorganization of the Company. (Sections 5.1 of the Indentures.)

An Event of Default with respect to one series of Debt Securities does not necessarily constitute an Event of Default with respect to any other series of Debt Securities. Each Indenture provides that the Trustee may withhold notice to the holders of the Debt Securities of any default if the Trustee considers it in the interest of the holders of Debt Securities to do so. The Trustee may not withhold notice of a default in the payment of principal of or interest or any premium, on such Debt Securities or in the making of any sinking fund payment with respect to Debt Securities. (Sections 5.11 of the Indentures.)

The Indentures provide that the holders of a majority in principal amount of outstanding Debt Securities of any series may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee. The Trustee may decline to act if the direction is contrary to law and in certain other circumstances set forth in the Indentures. (Sections 5.9 of the Indentures.)The Trustee is not obligated to exercise any of its rights or powers under the Indentures at the request or direction of the holders of Debt Securities unless the holders offer the Trustee reasonable indemnity against expenses and liabilities. (Sections 6.2(d) of the Indentures.)

The Indentures require us to file annually with the Trustee a written statement of no default, or specifying any default that exists. (Sections 3.5 of the Indentures.)

Whenever either Indenture provides for an action by, or the determination of any of the rights of, or any distribution to, holders of J.P. Morgan Debt Securities, in the absence of any provision to the contrary in the form of J.P. Morgan Debt Security, any amount in respect of any Debt Security denominated in a currency or currency unit other than U.S. dollars may be treated as the amount of U.S. dollars that could reasonably be exchanged for such non-U.S. dollar amount. This amount will be calculated as of a date that we specify to the Trustee or, if we fail to specify a date, on a date that the Trustee may determine. (Section 12.11 of the Subordinated Indenture and Section 11.11 of the Senior Indenture.)

MODIFICATION OF THE INDENTURES; WAIVER OF COMPLIANCE

Each of the Indentures contains provisions permitting us and the Trustee to modify that Indenture or the rights of the holders of Debt Securities with the consent of the holders of not less than a majority in principal amount of each outstanding series of Debt Securities affected by the modification. Each holder of an affected Debt Security must consent to a modification that would:

- change the stated maturity date of the principal of, or of any installment of principal of or interest on any Debt Security;

- reduce the principal amount of or any premium, or interest, on any Debt Security;

- change the currency or currency unit of payment of any Debt Security;

- change the method in which amounts of payments of principal or interest are determined on any Debt Security;

- reduce the portion of the principal amount of an original issue discount Debt Security payable upon acceleration of the maturity thereof;

- reduce any amount payable upon redemption of any Debt Security;

- impair the right of a holder to institute suit for the payment of or, if the Debt Securities provide, any right of repayment at the option of the holder of a Debt Security; or

- reduce the percentage of Debt Securities of any series, the consent of the holders of which is required for any modification. (Sections 8.2 and 8.6 of the Indentures.)

The Indentures also permit us and the Trustee to amend such Indenture in certain circumstances without the consent of the holders of Debt Securities to evidence our merger, the replacement of the Trustee, to effect changes which do not affect any outstanding series of Debt Security, and for certain other purposes. (Sections 8.1 of the Indentures.)

CONSOLIDATIONS, MERGERS AND SALES OF ASSETS

We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any other corporation, unless either:

- we are the continuing corporation or the successor corporation is a United States corporation which expressly assumes the payment of the principal of, any premium and interest on the Debt Securities and the performance and observance of all the covenants and conditions of the Indentures binding upon us, and

- we or the successor corporation shall not, immediately after the merger or consolidation, sale or conveyance, be in default in the performance of any covenant or condition. (Articles Nine of the Indentures.)

CONCERNING THE TRUSTEE, PAYING AGENT,
REGISTRAR AND TRANSFER AGENT

Our subsidiaries and we have normal banking relationships with the Trustee, U.S. Bank Trust. U.S. Bank Trust will also be the paying agent, registrar and transfer agent for the Debt Securities.

GLOBAL DEBT SECURITIES

Any series of Debt Securities may be issued in the form of one or more global certificates (the "Global Debt Security") registered in the name of a depository or a nominee of a depository. The depository will generally be the Depository Trust Company ("DTC").

Each Global Debt Security deposited with DTC, as depository, will be registered in the name of DTC or a nominee of DTC, which will be the only holder of the Global Debt Security. Except under limited circumstances described below, Global Debt Securities are not exchangeable for definitive Debt Securities. If you wish to invest in

Debt Securities issued in global form, you will be able to do so only by owning a beneficial interest in the Global Debt Security through an institution that has an account with DTC or its nominee (a "participant"), or through DTC or its nominee if you are a participant.

DTC is a specialized company subject to regulation by the Federal Reserve and the SEC, and under the New York Banking Law, the New York Uniform Commercial Code, and the 1934 Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry, thereby eliminating the need for physical movement of certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

Persons who are not participants but desire to purchase, sell, or otherwise transfer beneficial ownership of, or other beneficial interests in, Debt Securities issued in global form may do so only through participants. Because DTC can only act on behalf of participants, and on behalf of certain banks, trust companies, and other persons approved by it, the ability of an owner of a beneficial interest in Debt Securities in global form to pledge his interest to persons who do not participate in the DTC system, or otherwise to act with respect to his interest, may be limited due to the absence of physical certificates. Owners of beneficial interests in Debt Securities issued in global form may experience some delay in their receipt of payments, since those payments will be forwarded by our agent to DTC or its nominee. DTC or its nominee will then forward them to its participants, who will forward them to the ultimate beneficial owners.

Under rules governing DTC and its operations, DTC will be required to make book-entry transfers of Debt Securities among participants and to receive and transmit payments to participants. Each participant similarly is required to make book-entry transfers and receive and transmit such payments on behalf of persons holding beneficial interests in the Debt Securities through the participant.

DTC has advised us that it will take any action permitted to be taken by a holder under the relevant Indenture only at the direction of one or more participants to whose accounts the Debt Securities are credited. The Global Debt Security may be exchanged for definitive Debt Securities registered in the names of persons other than DTC or its nominee only if (i) DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a registered clearing agency (and registration is required by law) or (ii) we issue a Company Order that such Global Debt Security may be exchanged. Any Global Debt Security that may be exchanged under either of those circumstances shall be exchanged for Debt Securities registered in such names as DTC shall direct.

Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all participants of the availability through DTC of definitive Debt Securities. Upon surrender by DTC of the Global Debt Security representing the Debt Securities and instructions for registration, the Trustee will reissue the Debt Securities as definitive securities, and thereafter the Trustee will recognize the holders of such definitive securities as the registered holders of the Debt Securities entitled to the benefits of the applicable Indenture.

Neither DTC nor its nominee may transfer the Global Debt Security except as a whole, and then only to DTC, a nominee of DTC or to a successor Depository appointed by us. DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a Global Debt Security unless such beneficial interest is an amount equal to an authorized denomination for the Debt Securities.

GOVERNING LAW AND JUDGMENTS

The Debt Securities will be governed by and interpreted under the laws of the State of New York. In an action involving Debt Securities denominated in a currency other than U.S. dollars, it is likely that any judgment granted by a U.S. court would be made only in U.S. dollars. However, a New York court should enter a judgment in the denominated currency. Such judgment should then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment.

                     DESCRIPTION OF SERIES PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of preferred stock without par value (the "Series Preferred Stock"), from time to time in one or more series, without stockholder action.

Our Board of Directors will determine the number of shares of each series, and the rights, preferences, and limitations of each series. All shares of Series Preferred Stock, regardless of series, constitute a single class. See "Description of Capital Stock". The following description of the terms of the Series Preferred Stock sets forth certain general terms that may apply to the Series Preferred Stock. The specific terms of any series of Series Preferred Stock will be described in the prospectus supplement relating to that series. Those terms will generally include:

- the number of shares in the series;

- the dividend rate or the method of calculation of the dividend, and whether dividends are cumulative;

- whether or not the shares of the series will be redeemable and the applicable terms;

- the terms and amount of any sinking fund;

- whether or not the shares of the series are convertible or exchangeable for cash, shares of any other series, or other securities and the applicable terms;

- the amount per share payable upon our liquidation;

- any voting rights;

- any restrictions on the issue or reissue of additional preferred stock of the same or higher rank in liquidation or as to dividends; and

- other rights and privileges, and limitations on those rights or privileges.

In the event we liquidate, dissolve, or wind-up our business, each series of Series Preferred Stock will generally have the same rank as to dividends and distributions as our currently outstanding Series Preferred Stock and each other series of Series Preferred Stock we may issue in the future.

Since we are a holding company, our right to participate as a shareholder in any distribution of assets of any of our subsidiaries upon its liquidation or reorganization or otherwise (and thus the ability of our creditors and stockholders to benefit from such distribution) is junior to creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary are recognized.

The following summary of the principal provisions of the Series Preferred Stock is not complete. You should refer to the prospectus supplement and the Certificate of Designation creating the series of Series Preferred Stock for a more complete description.

DIVIDEND RIGHTS

Holders of the Series Preferred Stock will be entitled to receive, when, as and if declared by the Board, cash dividends at the rates and on the quarterly dates stated in the prospectus supplement (each, a "Dividend Payment Date"). Dividend rates may be fixed or variable. Different series of the Series Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on the stock books of the Company (or, if applicable, the records of the Depositary referred to below under "Depositary Shares") on record dates determined by our Board.

Dividends payable on the Series Preferred Stock for a period that is less than a full quarter will be determined on the basis of the actual number of days elapsed over a 360-day year. Dividends payable for a period of a full calendar quarter will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Dividends shall be payable from, and shall be cumulative from, the date of original issue of each share. Thus, if in any quarter dividends at the rate set forth in the prospectus supplement have not been paid, for such quarter and all preceding quarters, then the full deficiency must be paid without interest on the deficiency, before any dividends may be declared or paid on our Common Stock. This cutting-off of dividends on Common Stock, and any voting rights set forth in the prospectus supplement relating to a series of Series Preferred Stock will be the only consequences of the failure to pay dividends on the Series Preferred Stock. After payment in full of all dividend arrearages on the Series Preferred Stock, dividends on the Common Stock may be declared and paid as our Board may determine.

OPTIONAL REDEMPTION

We may, at our option redeem one or more series of the Series Preferred Stock in whole or in part. At least 30 and not more than 60 days notice will be required. The redemption provisions that apply to a series of Series Preferred Stock, including the redemption dates and the redemption prices for that series will be detailed in the prospectus supplement.

We must obtain any required approval of the appropriate bank regulatory authorities before we exercise our option to redeem any Series Preferred Stock. Presently, approval by the Federal Reserve Board is required.

If less than all the outstanding shares of a series of the Series Preferred Stock are to be redeemed, the Board will determine the method for selecting the shares to be redeemed. Shares may be selected by lot, on a pro rata basis or by any other method determined to be fair. From and after the redemption date, dividends will not accrue on the shares of Series Preferred Stock called for redemption. Holders will have no rights other than the right to receive the redemption price.

Shares of Series Preferred Stock that we redeem or otherwise acquire may be restored to the status of authorized but unissued shares of Series Preferred Stock.

CONVERSION OR EXCHANGE

The prospectus supplement will state any terms on which shares of the Series Preferred Stock are convertible into cash, shares of Common Stock, shares of another series of Series Preferred Stock, or other securities.

VOTING RIGHTS

Except as indicated below or in the prospectus supplement, or except as expressly required by applicable law, the holders of the Series Preferred Stock will not be entitled to vote. In the event we issue full shares of any series of Series Preferred Stock, each share will be entitled to one vote on matters on which holders of that series are entitled to vote. However, as more fully described under "Depositary Shares" below, if we issue Depositary Shares representing a fraction of a share of a series of Series Preferred Stock, each Depositary Share will, in effect, be entitled to that fraction of a vote rather than a full vote.

If, at the time of any annual meeting of our stockholders, the equivalent of six quarterly dividends, whether or not consecutive, payable on any series of Series Preferred Stock are in default, the number of directors on our Board will be increased by two. The holders of record of all outstanding series of Series Preferred Stock, voting as a single class, will be entitled to elect those two additional directors until all dividends in default have been paid.

The approval of at least two-thirds of the outstanding shares of Series Preferred Stock will normally be required to change the provisions of the Series Preferred Stock in a way that is adverse to the holders. If a change will not adversely affect all series of outstanding Series Preferred Stock, then the change need only be approved by those holders of at least two-thirds of the shares of the series adversely affected. No vote will be necessary to make any change if we provide for the redemption or retirement of all outstanding Series Preferred Stock.

No vote of holders of Series Preferred Stock will be necessary to authorize an increase in the amount of the authorized Series Preferred Stock or the creation and issuance of other series of Series Preferred Stock. Holders of all series of Series Preferred Stock which are entitled to vote will vote as a single class, except as specifically provided otherwise.

Under regulations adopted by the Federal Reserve Board, if the holders of a series of Series Preferred Stock become entitled to vote for the election of directors because dividends on such series are in arrears, such series may be a "class of voting securities" and a holder of 25% or more of such series, or a holder of 5% or more if it otherwise exercises a "controlling influence" over the Company, may then be subject to regulation as a bank holding company. In addition, at any time:

- a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of any series of Series Preferred Stock; and

- a person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire 10% or more of such series of Series Preferred Stock.

LIQUIDATION RIGHTS

If we liquidate, dissolve, or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of Series Preferred Stock will be entitled to receive liquidating distributions in the amount stated in the prospectus supplement relating to each series of Series Preferred Stock before any distribution of assets is made to holders of Common Stock. If there are insufficient assets to make the full liquidating payment on a series of Series Preferred Stock and any other stock having the same rank, including outstanding shares of other series of Series Preferred Stock, then holders of those series shall share ratably in accordance with the respective amounts which would be payable on all stock having the same rank if all such liquidating amounts were paid in full. After the holders of each series of Series Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets. Neither a sale of all or substantially all of our property or business, nor our consolidation or merger with any other company will be considered a liquidation, dissolution or winding up of our business or affairs.

MISCELLANEOUS

First Chicago Trust Company, a division of EquiServe, will serve as transfer agent, dividend disbursing agent and registrar for the Series Preferred Stock. The holders of any series of Series Preferred Stock will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of the Company. When issued, each series of the Series Preferred Stock will be fully paid and nonassessable. The Certificate of Designation for a series of Series Preferred Stock will become effective after the date of the prospectus supplement, but on or before issuance of such series of Series Preferred Stock.

DEPOSITARY SHARES

General. We may offer fractional shares of Series Preferred Stock rather than full shares. If we do, we will issue to the public receipts for Depositary Shares, and each of those Depositary Shares will represent a fraction to be set forth in the prospectus supplement of a share of a particular series of Series Preferred Stock.

The shares of any series of Series Preferred Stock underlying the Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between us and a bank or trust company selected by us (the "Depositary"). The Depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Under the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Series Preferred Stock underlying such Depositary Share, to all the rights and preferences of the Series Preferred Stock underlying that Depositary Share. Those rights include dividend, voting, redemption, and liquidation rights.

The Deposit Agreement provides that a holder will receive a receipt for Depositary Shares ("Depositary Receipts"). Depositary Receipts will be issued to those persons who purchase the fractional shares of the particular series of Series Preferred Stock underlying the Depositary Shares, in accordance with the terms of the offering. Copies of the forms of the Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement. The following summary of the Deposit Agreement, the Depositary Shares, and the Depositary Receipt is not complete. You should refer to the forms of the Deposit Agreement and Depositary Receipt that are filed as exhibits to the Registration Statement.

The Depositary may, at our written order, issue temporary Depositary Receipts substantially identical to the definitive Depositary Receipts but not in definitive form, while the definitive engraved Deposit Receipts are being prepared. The temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at our expense.

Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received on the Series Preferred Stock to the record holders of Depositary Shares relating to that Series Preferred Stock in proportion to the number of such Depositary Shares owned by those holders.

If there is a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares that are entitled to receive the distribution, unless the Depositary determines that it is not feasible to make the distribution. If this occurs, the Depositary may, with our approval, sell the property and distribute the net proceeds from such sale to the holders.

Redemption of Depositary Shares. If a series of Series Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of that series of Series Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the Series Preferred Stock. Whenever we redeem shares of Series Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing shares of the Series Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as determined by the Depositary.

Voting the Series Preferred Stock. Upon receipt of notice of any meeting at which the holders of Series Preferred Stock are entitled to vote, the Depositary will mail the information contained in the notice of meeting to the record holders of the Depositary Shares relating to the Series Preferred Stock. Each record holder of those Depositary Shares on the record date, which will be the same date as the record date for the Series Preferred Stock, will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Series Preferred Stock represented by that holder's Depositary Shares. The Depositary will try, as far as practicable, to vote the number of shares of the Series Preferred Stock underlying those Depositary Shares in accordance with such instructions, and we will agree to take all action requested deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will not vote shares of the Series Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Series Preferred Stock.

Amendment and Termination of the Deposit Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended at any time by agreement between the Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by us or the Depositary only if:

- all outstanding Depositary Shares have been redeemed; or

- there has been a final distribution in respect of the Series Preferred Stock in connection with any liquidation, dissolution or winding up of the Company, and such distribution has been distributed to the holders of Depositary Receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the Depositary in connection with the initial deposit of the Series Preferred Stock and any redemption of the Series Preferred Stock. Holders of Depositary Receipts will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the Deposit Agreement to be for their accounts.

Resignation and Removal of Depositary. The Depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the Depositary at any time. Any resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of its appointment. The successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous. The Depositary will forward to holders of Depositary Receipts all reports and communications from us that we deliver to the Depositary and we are required to furnish to the holders of the Series Preferred Stock.

Neither the Depositary nor we will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the Deposit Agreement. Our obligations and those of the Depositary under the Deposit Agreement will be limited to the performance in good faith of our respective duties under the Deposit Agreement. Neither the Depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Series Preferred Stock unless satisfactory indemnity is furnished. We and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Series Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent, and on documents believed to be genuine.

                       DESCRIPTION OF SECURITIES WARRANTS

We may issue Securities Warrants for the purchase of Debt Securities, Series Preferred Stock, or Depositary Shares. The Securities Warrants are to be issued under warrant agreements (each a "Securities Warrant Agreement") to be entered into between us and Morgan Guaranty, as warrant agent (the "Warrant Agent"), all as set forth in the prospectus supplement relating to the particular issue of Securities Warrants (the "Offered Warrants"). A copy of each of the Debt Warrant Agreement, including the form of warrant certificate (the "Debt Warrant Certificate") representing the Debt Warrants, and the Preferred Stock Warrant Agreement, including the form of preferred stock warrant certificate (the "Preferred Stock Warrant Certificate") representing the Preferred Stock Warrants, each substantially in the form in which it will be executed, is filed as an exhibit to the Registration Statement. The following brief summary of the Warrant Agreements and the Warrant Certificates is not complete. You should refer to the Warrant Agreements filed with the Registration Statement.

The prospectus supplement for a series of Securities Warrants describes:

- the principal amount of Debt Securities or the number of shares of Series Preferred Stock or Depositary Shares that a holder is entitled to purchase;

- the exercise price or method of determining the exercise price;

- whether the exercise price is subject to adjustment upon the occurrence of certain events;

- the expiration date; and

- the place or places where, and the manner in which, Securities Warrants may be exercised.

Offered Securities Warrants may be exercised at any time up to the close of business on the expiration date. After the close of business on the expiration date, unexercised Securities Warrants will become void.

Prior to the exercise of any Securities Warrants to purchase Debt Securities, Series Preferred Stock or Depositary Shares, holders of the Securities Warrants will not have any rights of holders of the Debt Securities, Series Preferred Stock, or Depositary Shares, as the case may be, purchasable upon such exercise. Specifically Securities Warrants for the purchase of Debt Securities shall have the right to receive payments of principal of, any premium, or interest on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture. No holder of Securities Warrants for the purchase of Series Preferred Stock or Depositary Shares shall have the right to receive payments of dividends on the Series Preferred Stock or Depositary Shares purchasable upon such exercise or to exercise any applicable right to vote.

                       DESCRIPTION OF UNIVERSAL WARRANTS

The following description of the terms of the Universal Warrants sets forth certain general terms and provisions of the Universal Warrants that we may offer. The particular terms of the Universal Warrants and the extent, if any, to which the general provisions described below do not apply to the Universal Warrants offered will be described in the prospectus supplement.

Universal Warrants will be issued under a warrant agreement (a "Universal Warrant Agreement") between Morgan Guaranty, as warrant agent, (the "Universal Warrant Agent") and us, as described in the prospectus supplement. A copy of the form of Universal Warrant Agreement, including the form of Universal Warrant certificate (the "Universal Warrant Certificate"), substantially in the form in which it will be executed, will be filed as an exhibit to the Registration Statement. The following summary of the principal provisions of the Universal Warrants and the Universal Warrant Agreement is not complete. You should refer to the Universal Warrant Agreement and the Universal Warrant Certificate relating to the Universal Warrants being offered for the complete terms of those Universal Warrants.

We may issue Universal Warrants:

- to purchase or sell securities of any entity not affiliated with us, securities based on the performance of such entity, securities based on the performance of such entity but excluding the performance of a particular subsidiary or subsidiaries of such entity, a basket of securities, an index or indices of securities, a basket of indices, or any combination of the above;

- to purchase or sell currencies or currency units or composite currencies;

- to purchase or sell commodities; or

- entitling the holders thereof to receive an amount in cash determined by reference to increases or decreases in the yield or closing price of one or more debt instruments, interest rates, interest swap rates, or other rates; or any combination of the above.

We may satisfy our obligations under Universal Warrants by delivering the underlying securities, currencies or commodities (if applicable) or the cash value of the Universal Warrant, as set forth in the applicable prospectus supplement.

You should be aware of special United States Federal income tax considerations applicable to instruments such as the Universal Warrants. The prospectus supplement relating to each issue of Universal Warrants will describe special tax considerations.

Universal Warrants will be issued in the form of a single global Universal Warrant Certificate, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing Universal Warrants. A holder's ownership of a Universal Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the holder's account. In turn, the total number of Universal Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of that brokerage firm or its agent. Transfer of ownership of any Universal Warrant will be effected only through the selling holder's brokerage firm.

Listing on a national securities exchange, subject only to official notice of issuance and exchange approval, may be a condition of sale to some series of the Universal Warrants. If we seek listing, there can be no assurance that the exchange will grant approval. In the event that the Universal Warrants are delisted from, or permanently suspended from trading on, an exchange, the expiration date for such Universal Warrants will be the date such delisting or trading suspension becomes effective and Universal Warrants not previously exercised will be deemed automatically exercised on such date. The applicable Universal Warrant agreement will contain a covenant from us that we will not seek delisting of or suspension of trading in the Universal Warrants, on the exchange unless we have, at the same time, arranged for listing on another national securities exchange.

Universal Warrants involve a high degree of risk, including the risk of expiring worthless. Prospective purchasers should be prepared to sustain a loss of some or all of the purchase price of their Universal Warrants. You should be experienced with respect to options and option transactions and should reach an investment decision only after careful consideration with your advisers of the suitability of the Universal Warrants in light of your particular financial circumstances, the information set forth under "Description of Universal Warrants" in this prospectus and the risk factors and information regarding the Universal Warrants set forth in the prospectus supplement relating to such Universal Warrants.

                          DESCRIPTION OF CAPITAL STOCK


We are authorized to issue 500,000,000 shares of our Common Stock, $2.50 par value, and 10,000,000 shares of our Series Preferred Stock, no par value. At September 30, 2000, we had outstanding:



- 159,770,014 shares of Common Stock;



- 2,429,300 shares of Series A Adjustable Rate Cumulative Preferred Stock;


- 50,000 shares of each of Series B, C, D, E, and F Variable Cumulative Preferred Stock; and

- 400,000 shares of Series H Fixed Cumulative Preferred Stock.

The following brief summary is not complete. You should refer to the provisions of our Restated Certificate of Incorporation and the Certificates of Designation creating the outstanding series of Series Preferred Stock for a more complete description.

COMMON STOCK

General. Subject to the rights of holders of the Series Preferred Stock, holders of our Common Stock are entitled to receive dividends, when, as, and if declared by the Board out of funds legally available for their payment. If we liquidate, dissolve, or wind-up our affairs, either voluntarily or involuntarily, the holders of Common Stock will be entitled to receive pro rata all of our assets remaining after we have paid all of our creditors and have made the required liquidating distributions to holders of the Series Preferred Stock.

Federal banking laws limit the amount of dividends that Morgan Guaranty Trust Company of

New York, our bank subsidiary, can declare. The greatest restriction requires approval of the Board of Governors of the Federal Reserve System (the "Governors") if dividends declared exceed the net profits for the most recent three years. At December 31, 1999, approximately $48 million is available for distribution as dividends by the bank in 2000 without approval of the Governors. In addition, if the Governors determine that the bank's payment of dividends would be an unsafe or unsound practice, they may prohibit the bank from doing so.


Voting Rights. Each holder of Common Stock is entitled to one vote per share. Subject to the voting rights of the holders of the Series Preferred Stock, all voting rights are vested in the holders of shares of our Common Stock.

Preemptive Rights. Holders of our Common Stock do not have any preemptive rights to subscribe to any additional securities that we may issue.

SERIES PREFERRED STOCK

The Series Preferred Stock has been described above under the caption "Description of Series Preferred Stock." The following summaries describe the Series Preferred Stock that we have issued in the past and are currently outstanding.


Adjustable Rate Cumulative Preferred Stock, Series A. In March 1983, we issued 2,500,000 shares of Adjustable Rate Cumulative Preferred Stock, Series A (the "Series A Preferred Stock"). Currently 2,429,300 shares are outstanding. Dividends on the Series A Preferred Stock are cumulative. If we have not paid six full quarterly dividends on the Series A Preferred Stock, then the number of directors on our Board will be increased by two and the holders of the Series A Preferred Stock, voting together as a single class with holders of shares of any other Series Preferred Stock with the same rights, will be entitled to elect two additional directors until all unpaid dividends are paid. Each share of the Series A Preferred Stock will be entitled to 1/10 of one vote. If we liquidate or dissolve the Company, the holders of shares of Series A Preferred Stock are entitled to receive a distribution of $100 per share, plus accrued and unpaid dividends to the date of final distribution. Dividends on the Series A Preferred Stock are established quarterly by a formula based on the interest rates of certain actively traded U.S. Treasury obligations, subject to a minimum rate of 5.00% and a maximum rate of 11.50% per annum. Since February 29, 1988, shares of Series A Preferred Stock have been redeemable at our option, in whole or in part, at $100 per share, plus any unpaid dividends thereon to the redemption date.


Variable Cumulative Preferred Stock, Series B, C, D, E, and F. In January 1990, we issued $250 million, or 250,000 shares, of Variable Cumulative Preferred Stock, Series B, C, D, E and F (the "Variable Cumulative Preferred Stock"). Each of the five series is composed of 50,000 shares and is identical except that the dividend rates and payment dates vary and separate auctions are held by each series. These issues were priced at $1,000 per share and have contingent voting rights similar to the Series A Preferred Stock discussed above. If we liquidate or dissolve the Company, the holders of shares of Variable Cumulative Preferred Stock are entitled to receive a distribution of $1,000 per share, plus accrued and unpaid dividends. Dividends on each series of Variable Cumulative Preferred Stock are cumulative and are payable generally every 49 days, subject to certain conditions. The dividend rates are determined either by an auction conducted on each series on the business day before a new dividend period or by a remarketing. The rate for any dividend period is subject to a maximum rate based upon the "AA" Composite Commercial Paper Rate and the credit ratings of the Variable Cumulative Preferred Stock on the auction date. Except under certain circumstances, shares of each series of Variable Cumulative Preferred Stock are redeemable, at our option, in whole or in part (in units of 100 shares), at $1,000 per share plus accrued and unpaid dividends.

Fixed Cumulative Preferred Stock, Series H. In February 1996, we issued $200 million, or 400,000 shares, of 6 5/8% Cumulative Preferred Stock, Series H (the "Series H Preferred Stock"). Each share of the Series H Preferred Stock has a stated value of $500. Dividends on this Series H Preferred Stock are cumulative at a rate of 6 5/8% per annum on the stated value of the shares. Dividends are payable generally on March 31, June 30, September 30, and December 31 of each year. We may not redeem shares of this Series H Preferred Stock before March 31, 2006. After that, we may, at our option (with the approval of bank regulators, if required), redeem the Series H

Preferred Stock, in whole or in part, at $500 per share plus accrued and unpaid dividends.

                              PLAN OF DISTRIBUTION


We may sell the Debt Securities, Series Preferred Stock, Depositary Shares, Securities Warrants, Universal Warrants or Common Stock:


- through agents;

- through underwriters;

- through dealers; and

- directly to purchasers, any of whom may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

If we offer and sell Securities through an agent, that agent will be named, and any commissions payable to that agent by us, will be set forth in the prospectus supplement. Any agent will be acting on a best efforts basis for the period of its appointment which will usually be five business days or less. An agent may be deemed to be an underwriter under the federal securities laws.

If underwriters are used in the sale of the Securities, we will sign an underwriting agreement with them. The underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all of the Securities if any are purchased. Underwriters will buy the Securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by the managing underwriters. The name of the managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement. The underwriters named in the prospectus supplement will be the only underwriters for the Securities offered by that prospectus supplement.

If a dealer is utilized in the sale of Securities, we will sell those Securities to the dealer, as principal. The dealer may resell those Securities to the public at varying prices to be determined by the dealer at the time of resale. A dealer may be deemed to be an underwriter of those Securities under the securities laws. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement.

We may agree to indemnify agents, underwriters, or dealers against certain liabilities, including liabilities under the securities laws, or to contribute to payments that agents, underwriters, or dealers may be required to make.

We may directly solicit offers to purchase Securities, and we may sell Securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the securities laws. The terms of any such sales will be described in the prospectus supplement.

We may authorize agents, underwriters, and dealers to solicit offers by certain institutions to purchase Securities pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on a future date and on terms described in the prospectus supplement. Institutions with whom Contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but shall in all cases be institutions which we have approved. These contracts will be subject only to the conditions that:

- the underwriters purchase the Securities at the time of the Contract; and

- the purchase is not prohibited under the laws of any jurisdiction in the United States to which the purchase is subject.

We will pay a commission, as indicated in the prospectus supplement, to agents and dealers soliciting purchases of Securities pursuant to Contracts that we have accepted.

This prospectus and related prospectus supplement may be used by direct or indirect wholly-owned subsidiaries of ours in connection with offers and sales related to secondary market transactions in the Securities. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

The offer and sale of the Securities by an affiliate of ours will comply with the requirements of Rule 2720 of the Rules of Conduct of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting of securi-ties of an affiliate and will comply with any restrictions imposed on the underwriter by the Governors. Accordingly, an affiliate of ours that is a member of the NASD may participate in a public offering and sale of our Debt Securities, Series Preferred Stock, or Depositary Shares if the offering is of a class of securities rated investment grade by a nationally recognized statistical rating organization. In addition, an affiliate of ours that is a member of the NASD may participate in any public offering and sale of the Securities, including without limitation Securities Warrants and Universal Warrants, if the price at which an equity issue is distributed to the public is no higher or the yield at which a debt issue is distributed to the public is no lower than that recommended by a "qualified independent underwriter" (determined to be so qualified by the NASD prior to commencement of such offering), in each case in compliance with the Conduct Rules of the NASD.

No NASD member participating in offers and sales of the Securities will execute a transaction in the Securities in a discretionary account without the prior written specific approval of the member's customer.

                                    EXPERTS


The audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 1999, (included in our Annual Report to Stockholders) are incorporated by reference in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.


                                 LEGAL OPINIONS

The validity of the Securities will be passed upon by Gene A. Capello, Vice President and Assistant General Counsel of J.P. Morgan, and by Cravath, Swaine & Moore, New York, New York, counsel for any underwriters, selling agents and certain other purchasers.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of securities being registered, other than underwriting compensation and related hedging costs, are as follows:

Securities and Exchange Commission Registration.............  $1,668,000
Legal Fees and Expenses.....................................      25,000*
NASD Fees...................................................      30,500
Accounting Fees and Expenses................................      50,000*
Trustees fees and expenses (including counsel fees).........      20,000*
Rating Agency Fees..........................................      65,000*
Printing and Engraving Fees.................................      60,000*
Miscellaneous...............................................      26,000*
                                                              ----------
  Total.....................................................  $1,944,500
                                                              ==========

-------------------------
* Estimated

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Article Seventh of the Restated Certificate of Incorporation of J.P. Morgan & Co. Incorporated (the "Registrant") provides, in effect, that, to the extent and under the circumstances permitted by Section 145 of the General Corporation Law of Delaware, the Registrant shall indemnify directors, officers, employees and agents of the Registrant, or persons serving at the written request of the Registrant as directors, officers, employees or agents of another corporation or enterprise, including Morgan Guaranty, against loss and expenses. Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. It also provides that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and it empowers the corporation to purchase and maintain insurance in such amounts as the Board of Directors deems appropriate on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.


     The indemnification permitted by Article Seventh of the Restated Certificate of Incorporation of the Registrant has been extended to all officers and directors of the Registrant's wholly owned direct and indirect subsidiaries, and to such officers and directors in their respective capacities as directors and officers of other corporations 25% or more of the voting securities of which is owned, directly or indirectly, by the Registrant. The Registrant has purchased liability insurance of the type referred to in Section 145. Subject to a $250,000 deductible for each loss, the policy covers the Registrant with respect to its obligation to indemnify directors and officers of the Registrant and its wholly owned direct and indirect subsidiaries. In addition, the policy covers directors and officers of the Registrant and its wholly owned direct and indirect subsidiaries with respect to certain liabilities which are not reimbursable by the Registrant. Subject to certain exclusions from the coverage, the insurance provides for payment of loss in excess of the applicable deductible to an aggregate limit of $90,000,000 for the three-year policy term. Insurance coverage does not extend to certain claims, including claims based upon or attributable to the insured's gaining personal profit or advantage in which he is not legally entitled, claims brought about or contributed to by the dishonesty of the insured, and claims under Section 16(b) of the Securities Exchange Act of 1934 for an accounting of profits resulting from the purchase or sale by the insured of the Registrant's securities. In addition, the Registrant has purchased catastrophic loss insurance which provides, among other things, excess insurance coverage, over the $90,000,000 officer and director policy. Subject to certain exclusions from the coverage, the insurance provides for payment of loss, in the case of the officer and director excess coverage, to an aggregate limit of $400,000,000 for the three-year policy term.


ITEM 16.  EXHIBITS.


1(a)(1) *    Form of Underwriting Agreement (including form of Delayed
             Delivery Contract) for Subordinated Debt Securities.
1(a)(2) **   Form of Underwriting Agreement (including form of Delayed
             Delivery Contract) for Debt Securities.
1(a)(3) +    Form of Underwriting Agreement for Common Stock, Series
             Preferred Stock, Depositary Shares and Preferred Stock
             Warrants.
1(a)(4) +    Form of Underwriting Agreement for Currency Warrants.
1(b)(1) *    Form of Purchase Agreement for Subordinated Debt Securities.
1(b)(2) **   Form of Purchase Agreement for Debt Securities.
1(c)(1) *    Form of Selling Agent Agreement for Subordinated Debt
             Securities.
1(c)(2) **   Form of Selling Agent Agreement for Debt Securities.
1(d)(1) ++   Form of Distribution Agreement for Medium-Term Notes.
   3(a) +++  Restated Certificate of Incorporation of J.P. Morgan & Co.
             Incorporated, as amended.

   3(b)      By-Laws of J.P. Morgan & Co. Incorporated as amended through
             April 11, 1996. (Incorporated by reference to J.P. Morgan's
             Report on Form 8-K dated April 11, 1996 filed pursuant to
             Section 13 of the Securities and Exchange Act of 1934 (the
             "Act")).
4(a)(1) *    Indenture dated as of March 1, 1993, between J.P. Morgan &
             Co. Incorporated and Citibank, N.A., as Trustee, (now U.S.
             Bank Trust National Association, formerly First Trust of New
             York, National Association, as Successor Trustee).
4(a)(2) **   Indenture dated as of August 15, 1982, between J.P. Morgan &
             Co. Incorporated and Chemical Bank (formerly Manufacturers
             Hanover Trust Company), as Trustee (now U.S. Bank Trust
             National Association, formerly First Trust of New York,
             National Association, as Successor Trustee), (incorporated herein by reference to J.P. Morgan's Current Report on Form
             8-K dated February 7, 1986, filed pursuant to Section 13 of the Act).
4(a)(3) **   Form of First Supplemental Indenture dated as of May 5, 1986 between J.P. Morgan & Co. Incorporated and Chemical Bank
             (formerly Manufacturers Hanover Trust Company), as Trustee,
             (now U.S. Bank Trust National Association, formerly First
             Trust of New York, National Association, as Successor
             Trustee) (incorporated herein by reference to J.P. Morgan's
             Current Report on Form 8-K, dated August 13, 1986, filed
             pursuant to Section 13 of the Act).
4(a)(4) +    Form of Certificate of Designations for Series Preferred
             Stock.
4(a)(5) +    Form of Certificate for Shares of Series Preferred Stock.
4(a)(6) +    Form of Deposit Agreement.
4(a)(7) +    Form of Depositary Receipt of Depositary Shares (contained as Exhibit A to Form of Deposit Agreement).
4(a)(8)      Form of Second Supplemental Indenture dated as of February
             27, 1996 between J.P. Morgan & Co. Incorporated and U.S.
             Bank Trust National Association (formerly First Trust of New
             York, National Association), as Trustee, (incorporated
             herein by reference to J.P. Morgan's Current Report on Form
             8-K, dated February 27, 1996, filed pursuant to Section 13 of the Act).
4(a)(9)      Form of Third Supplemental Indenture dated as of January 30,
             1997 between J.P. Morgan & Co. Incorporated and U.S. Bank
             Trust National Association (formerly First Trust of New
             York, National Association), as Trustee (incorporated herein by reference to J.P. Morgan's Current Report on Form 8-K,
             dated January 30, 1997, filed pursuant to Section 13 of the
             Act).
4(b)(1) *    Form of Security (Subordinated Note).
4(b)(2) **   Form of Security (Note).
4(c)(1) *    Form of Security (Subordinated Debenture).
4(c)(2) **   Form of Security (Debenture).
4(d)(1) *    Form of Security (Discount Subordinated Security).
4(d)(2) **   Form of Security (Discount Security).
4(e)(1) *    Form of Security (Zero Coupon Subordinated Security).
4(e)(2) **   Form of Security (Zero Coupon Security).
4(f)(1) *    Form of Security (Extendible Subordinated Note).
4(f)(2) **   Form of Security (Extendible Note).
   4(g) *    Form of Debt Warrant Agreement.
   4(h) *    Form of Debt Warrant (included as Exhibit A to form of
             Warrant Agreement).
   4(i) +    Form of Preferred Stock Warrant Agreement.

      4(j)  +          Form of Preferred Stock Warrant (included as Exhibit A to form of Preferred Stock Warrant
                       Agreement).
      4(k)  +          Form of Currency Warrant Agreement.
      4(l)  +          Form of Currency Warrant (included as Exhibit A to form of Currency Warrant Agreement).
         5             Opinion of Gene A. Capello.
      12.3             Computation of Consolidated Ratio of Earnings to Fixed Charges and Consolidated Ratio of Earnings
                       to Combined Fixed Charges and Preferred Stock Dividends (incorporated herein by reference to J.P.
                       Morgan's Annual Report on Form 10-K for the year ended December 31, 1999, filed pursuant to
                       Section 13 of the Act).
     23(a)             Consent of PricewaterhouseCoopers LLP.
       (b)             Consent of Gene A. Capello (included in Exhibit 5).
       24#             Power of Attorney.
     25.1#             Statement of Eligibility of Subordinated Debt Trustee on Form T-1.
     25.2#             Statement of Eligibility of Debt Trustee on Form T-1.


-------------------------
  * Previously filed as an exhibit to Registration Statement No. 33-45651 and incorporated by reference herein.

 ** Previously filed as an exhibit to Registration Statement No. 33-49049 and incorporated by reference herein.

  + Previously filed as an exhibit to Registration Statement No. 33-49775 and incorporated by reference herein.

 ++ Previously filed as an exhibit to Registration Statement No. 33-64193 and incorporated by reference herein.

+++ Previously filed as an exhibit to Registration Statement No. 33-55851 and incorporated by reference herein.


 # Previously filed.


ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

          provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering. The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York and State of New York, on this 30th day of October, 2000.


                                          J.P. MORGAN & CO. INCORPORATED

                                          By:     /s/ JAMES C.P. BERRY
                                            ------------------------------------
                                                     (James C.P. Berry
                                             Vice President, Assistant General
                                                           Counsel
                                                  and Assistant Secretary)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.


                  SIGNATURE                                   TITLE                         DATE
                  ---------                                   -----                         ----
         /s/ DOUGLAS A. WARNER III*            Chairman of the Board, President and    October 30, 2000
---------------------------------------------  Director (Principal Executive
           (Douglas A. Warner III)             Officer)

            /s/ PAUL A. ALLAIRE*               Director                                October 30, 2000
---------------------------------------------
              (Paul A. Allaire)

            /s/ RILEY P. BECHTEL*              Director                                October 30, 2000
---------------------------------------------
             (Riley P. Bechtel)

          /s/ LAWRENCE A. BOSSIDY*             Director                                October 30, 2000
---------------------------------------------
            (Lawrence A. Bossidy)

            /s/ MARTIN FELDSTEIN*              Director                                October 30, 2000
---------------------------------------------
             (Martin Feldstein)

            /s/ ELLEN V. FUTTER*               Director                                October 30, 2000
---------------------------------------------
              (Ellen V. Futter)

             /s/ HANNA H. GRAY*                Director                                October 30, 2000
---------------------------------------------
               (Hanna H. Gray)

            /s/ WALTER A. GUBERT*              Vice Chairman of the Board and          October 30, 2000
---------------------------------------------  Director
             (Walter A. Gubert)

           /s/ JAMES R. HOUGHTON*              Director                                October 30, 2000
---------------------------------------------
             (James R. Houghton)

           /s/ JAMES L. KETELSEN*              Director                                October 30, 2000
---------------------------------------------
             (James L. Ketelsen)

              /s/ JOHN A. KROL*                Director                                October 30, 2000
---------------------------------------------
               (John A. Krol)

          /s/ MICHAEL E. PATTERSON*            Vice Chairman of the Board and          October 30, 2000
---------------------------------------------  Director
           (Michael E. Patterson)

             /s/ LEE R. RAYMOND*               Director                                October 30, 2000
---------------------------------------------
              (Lee R. Raymond)

                  SIGNATURE                                   TITLE                         DATE
                  ---------                                   -----                         ----
                                               Director                                October 30, 2000
---------------------------------------------
               (Lloyd D. Ward)

           /s/ DOUGLAS C. YEARLEY*             Director                                October 30, 2000
---------------------------------------------
            (Douglas C. Yearley)

           /s/ THOMAS B. KETCHUM               Chief Financial Officer (Principal      October 30, 2000
---------------------------------------------  Financial
             (Thomas B. Ketchum)               and Accounting Officer)

            /s/ DAVID H. SIDWELL*              Managing Director and Controller        October 30, 2000
---------------------------------------------  (Principal Accounting Officer)
             (David H. Sidwell)

*By: /s/ JAMES C.P. BERRY                                                              October 30, 2000
---------------------------------------------
(James C.P. Berry, Attorney-in-Fact)